A special meeting of shareholders of
  the Investec Funds was held at the
  office of Investec Asset
  Management U.S. Limited on April
  22, 2003 at the offices of the Fund
  located at 1055 Washington Blvd.,
  3rd Floor, Stamford, CT 06901 .  A
  brief description of each matter
  voted upon as well as the voting
  results are outlined below.

  1.  Shareholders of Investec Wired
  Index Fund, Investec China & Hong
  Kong Fund and Investec Asia Focus
  Fund  were asked to vote upon the
  proposal to approve a new
  investment advisory agreement
  between Guinness Atkinson Asset
  Management, LLC.

  Fund
  Wired Index Fund
  Number of shares:

  For       2,778,349.775
  Against        153,040.563
  Abstained 57,771.717

  China & Hong Kong Fund

  Number of shares:

  For       4,223,642.883
  Against        89,107.150
  Abstained 63,462.462


  Asia Focus Fund
  Number of shares:

  For       1,817,587.965
  Against        55,448.956
  Abstained 18,708.634

     Shareholders of Investec Wired
     Index Fund were asked to vote
     upon the proposal to amend the
     Wired Fund's fundamental
     investment objective.

  Wired Index Fund
  Number of shares:

  For       2,368,482.278
  Against        276,434.667
  Abstained            830,064.1350



     Shareholders of Investec Mainland
     China Fund were asked to vote
     upon the proposed
     reorganization of the fund into
     the Investec China & Hong
     Kong Fund.

  Mainland China Fund
  Number of shares:

  For       679,991.038
  Against        36,454.181
  Abstained            33,256.674